Exhibit 99.(a)(3)

Schedule A

LAZARD ACTIVE ETF TRUST

May 20, 2025

Series of Shares

Lazard Emerging Markets Opportunities ETF
Lazard Equity Megatrends ETF
Lazard Global Infrastructure ETF
Lazard International Dynamic Equity ETF
Lazard Japanese Equity ETF
Lazard Next Gen Technologies ETF
Lazard US Systematic Small Cap Equity ETF